Exhibit 99.1

Jack in the Box Inc. Reports Fourth Quarter and Full-Year 2022 Earnings

Jack in the Box same-store sales of +4.0% in Q4 2022, +0.9% for FY 2022

Del Taco same-store sales of +5.2% in Q4 2022, +3.9%(1) for FY 2022

Systemwide sales of +4.1%(2) for Jack in the Box and +4.2%(2) for Del Taco in Q4 2022

Jack in the Box to open 25-30 restaurants, expects positive net unit growth in FY 2023

Jack in the Box completes refranchising of Nashville and Oregon evolving market restaurants, with development commitments for 42 new restaurants

Management provides company-wide and brand-specific annual guidance measures for FY 2023

SAN DIEGO--(BUSINESS WIRE)--November 22, 2022--Jack in the Box Inc. (NASDAQ: JACK) announced financial results for the Jack in the Box and Del Taco segments in the fourth quarter, ended October 2, 2022.

“I am very pleased with the momentum of our top line performance to close 2022, which we have seen continue into the first several weeks of Q1, and the consistency we showed throughout the year in driving sales and improving traffic, as we continue to remain careful on the price we are taking to maintain a consistent value equation for our guests,” said Darin Harris, Jack in the Box chief executive officer. “We continue to navigate operational headwinds, but Jack and Del Taco franchisees and operators showed their ability to be resilient and manage through them effectively all throughout 2022. While we will continue to attack the inflationary impact on margins, our top line fundamentals, operational focus, and expectation for positive net unit growth for Jack all demonstrate that 2023 will be a big year for our company and another positive step in the transformation of the Jack brand. The investments we are making in digital, technology and training, plus the continued integration and refranchising of Del Taco, have me enthusiastic for our future."

Jack in the Box Performance

Same-store sales increased 4.0% in the fourth quarter, comprised of an increase in Company-operated same-store sales of 11.4% and an increase in franchise same-store sales of 3.2%. Higher average check, driven mostly by pricing, and an increase in traffic drove the increase for company-operated while higher average check was partially offset by a decrease in traffic for franchise. Systemwide sales(2) for the fourth quarter increased 4.1%.

As of the fourth quarter, and since the launch of the development program in mid-2021, the Company currently has 68 signed agreements for a total of 267 new restaurants. Under these agreements, 22 restaurants have opened, leaving 245 remaining for future development. Net restaurant count was down 26 in the fourth quarter, with 7 franchise openings and 33 restaurant closures. Most of these closures were related to one-time and strategic factors such as Evolving Markets and portfolio optimization within the St. Louis market as it exited bankruptcy process. The 33 restaurant closures included 10 Company-operated restaurants as part of refranchising Evolving Markets, 22 with an early termination including 10 in the St. Louis market, and one franchise location with an agreement expiration.

Restaurant-Level Margin(3), a non-GAAP measure, was 16.2%, a decline from a year ago driven by increases in food and packaging costs; wage inflation of 11.3%; and increases in utilities and maintenance and repair costs, partially offset by menu price increases. Commodity costs increased in the quarter by approximately 14.9%, primarily due to increases in proteins, sauces and oil. When removing the temporary Evolving Markets, Restaurant-Level Margin was 19.5% for the quarter. During the fourth quarter, the Company completed the refranchising of two restaurants within the Nashville market, which also included four restaurant closures. This will remove all Nashville locations from the Evolving Markets portfolio beginning in Q1 2023, and also included development agreements for the first new franchisee for Jack in the Box in nearly a decade to open 7 restaurants in Baton Rouge, 16 restaurants in the Carolinas, and 14 in the Nashville area.

Franchise-Level Margin(3), a non-GAAP measure, was 42.4%, an increase from a year ago, driven by higher same-store sales as well as higher early termination fees in the current year.

Jack in the Box Same-Store Sales:

	12 Weeks Ended	13 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Company	11.4%	(4.4)%	3.7%	6.1%
Franchise	3.2%	0.6%	0.6%	10.7%
System SSS	4.0%	0.1%	0.9%	10.3%

Jack in the Box Restaurant Counts:

	2022			2021
	Company	Franchise	Total	Company	Franchise	Total
Store count at beginning of Q4	171	2,036	2,207	148	2,071	2,219
New	—	7	7	—	4	4
Acquired from franchisees	—	—	—	16	(16)	—
Refranchised	(15)	15	—	—	—	—
Closed	(10)	(23)	(33)	(1)	(4)	(5)
Store count at end of Q4	146	2,035	2,181	163	2,055	2,218
Q4 Net Unit Decrease	(25)	(1)	(26)
Q4/FY 2022 vs. Q4/FY 2021 Unit % Decrease	(10.4)%	(1.0)%	(1.7)%

Del Taco Performance(1)

Systemwide sales(2) for the fiscal fourth quarter increased 4.2% driven by positive results in both franchise and company-operated same-store sales. Same-store sales increased 5.2% in the fourth quarter, comprised of franchise same-store sales growth of 6.4% and Company-operated same-store sales growth of 4.1%. Sales performance was boosted by the successful launch of the Epic Tortas platform, the 20 Under $2 value menu, higher average ticket and menu price, partially offset by menu mix and transaction declines. Del Taco had a fourth quarter net restaurant decrease of three restaurants, comprised of one company-operated closure and two franchise closures.

Restaurant-Level Margin, a non-GAAP measure, was 15.9% while Franchise-Level Margin, a non-GAAP measure, was 42.5%.

Del Taco Same-Store Sales(1):

	12 Weeks Ended
	October 2, 2022	October 3, 2021
Company	4.1%	0.7%
Franchise	6.4%	1.8%
System	5.2%	1.2%
Del Taco Restaurant Counts(1):

	2022			2021
	Company	Franchise	Total	Company	Franchise	Total
Restaurant count at beginning of Q4	291	303	594	298	305	603
New	—	—	—	—	1	1
Closed	(1)	(2)	(3)	(2)	—	(2)
Restaurant count at end of Q4	290	301	591	296	306	602
Q4 Net Restaurant Decrease	(1)	(2)	(3)
Q4 2022 vs. Q4 2021 Restaurant % Decrease	(2.0)%	(1.6)%	(1.8)%

Company-Wide Performance

Fourth quarter diluted earnings per share was $2.17. Operating Earnings Per Share(4), a non-GAAP measure, was $1.33 in the fourth quarter of fiscal 2022 compared with $1.73 in the prior year quarter. Fourth quarter operating EPS was negatively impacted by the 53rd week in 2021 by $0.12. Total revenues increased 44.6% to $402.8 million, compared to $278.5 million in the prior year quarter.

Net earnings increased to $45.9 million for the fourth quarter of fiscal 2022, compared with $38.9 million for the fourth quarter of fiscal 2021.

Adjusted EBITDA(5), a non-GAAP measure, was $77.9 million in the fourth quarter of fiscal 2022 compared with $74.3 million for the prior year quarter.

SG&A expense for the fourth quarter, which now includes Del Taco, was $37.5 million, an increase of $16.4 million compared to the prior year quarter, driven primarily by mark-to-market changes in the cash surrender value of company owned life insurance ("COLI") policies, net of changes in our deferred compensation obligation supported by these policies, resulting in a year-over-year increase of $2.9 million, an increase of $2.3 million in incentive compensation and an increase of $13.3 million from the acquisition of Del Taco; partially offset by a decrease in litigation matters of $2.7 million and the 53rd week in the prior year of $1.8 million.

The effective tax rate for the fourth quarter of fiscal year 2022 was 29.1% compared to 25.4% in fiscal year 2021. The year-over-year increase in tax rate was primarily driven by non-deductible COLI losses in the current year as opposed to non-taxable gains in the prior year. The full year effective tax rate was 28.5%.

(1)

Del Taco same-store sales on a two-year basis and all prior year comparisons are pro forma and based on the time period of Jack in the Box’s full two-year fiscal calendar. We believe Del Taco's information on this time period is useful to investors as they have a direct effect on the company's profitability.

(2)	Systemwide sales growth is computed using a 52-week prior year fiscal calendar for comparative purposes.
(3)

Restaurant-Level Margin and Franchise-Level Margin are non-GAAP measures. These non-GAAP measures are reconciled to earnings from operations, the most comparable GAAP measure, in the attachment to this release. See "Reconciliation of Non-GAAP Measurements to GAAP Results."

(4)

Operating Earnings Per Share represents diluted earnings per share on a GAAP basis of $2.17 excluding acquisition, integration, and restructuring costs of $0.04; COLI losses (gains), net of $0.20; refranchising gains of ($0.08); and gains on sale of real estate to franchisees of ($1.01). See "Reconciliation of Non-GAAP Measurements to GAAP Results." Operating earnings per share may not add due to rounding.

(5)

Adjusted EBITDA represents net earnings on a GAAP basis excluding income taxes, interest expense, net, gains or losses on the sale of company-operated restaurants, other operating expenses (income), net, depreciation and amortization, the amortization of favorable and unfavorable leases and subleases, net and the amortization of franchise tenant improvement allowances and incentives. See "Reconciliation of Non-GAAP Measurements to GAAP Results."

Capital Allocation

The company repurchased 0.3 million shares of our common stock for an aggregate cost of $25.0 million in the fourth quarter. As of October 2, 2022, there was $175.0 million remaining amount under the Board-authorized stock buyback program. In addition to a previously announced one-time legal settlement, paying down debt and continuing to invest in the growth of the business, the company plans to execute up to $50 million in share repurchases in FY 2023.

On November 18, 2022, the Board of Directors declared a cash dividend of $0.44 per share, to be paid on December 22, 2022 to shareholders of record as of the close of business on December 7, 2022. Future dividends will be subject to approval by our Board of Directors.

Guidance & Outlook

The following guidance and underlying assumptions reflect the company’s current expectations for the current fiscal year ending October 1, 2023:

Company-wide Guidance

  FY 2023 CapEx & Other Investments Guidance of $75-90 million
    Capital expenditures (located within cash flows from investing activities)
    Franchise tenant improvement allowances and incentives (located within cash flows from operating activities)
  FY 2023 SG&A Guidance of $160-170 million
    Excludes net COLI gains/losses, and now includes selling/advertising expense
    Synergies from the Del Taco acquisition are not all direct reductions to expense, and appear in other areas of the P&L and margins, including store-level franchisee margins
    Areas of cost mitigation include Restaurant Level Margin, Franchise Level Margin, Purchasing, Reduced Commodity Inflation, Marketing Activity and Spend
    Does not include anticipated Del Taco refranchising savings
  FY 2023 Company-owned Commodity Guidance up 9-11% vs. 2022
  FY 2023 Company-owned Wage Rate Guidance up 3-6% vs. 2022
  FY 2023 Operating EPS Guidance of $5.25-5.65, includes Unique and One-time Items of Note
    $0.08 negative impact associated with the reduction in rental revenue from real estate sales (additional detail below in Real Estate Sales section)
    $0.22 negative impact associated with store-level technology investments (additional detail below in Franchise Level Margin section)
    As mentioned within Capital Allocation section, the company plans to execute up to $50 million in share repurchases in FY 2023
    Excludes any dilutive impact from refranchising Del Taco restaurants, and we will provide updates throughout the year as this initiative progresses
  Further Detail on Real Estate Sales
    Jack in the Box has identified real estate assets in its portfolio that, due to current cap rates, can be monetized at more attractive valuations than the current trading multiple. The company can use the net proceeds from these real estate transactions to pay down debt, provide additional liquidity or other corporate purposes including investments in growth initiatives and potential share repurchases
    For planned real estate sales of franchised properties, there is a reduction in rental revenue partially offset by a modest reduction in occupancy expense
    Given trends in interest rates, this is a limited opportunity for the company in the near term
    In total, there is an anticipated $2.2 million impact on adjusted EBITDA and an expected $0.08 negative impact on Operating EPS associated with the reduction in rental revenue
  Further Detail on Del Taco Refranchising
    Cypress Group is currently assisting with refranchising of Del Taco locations with three main intentions. First, to create a company-wide asset-light model that will benefit from mitigating exposure to macroeconomic pressures; second, to generate incremental development agreements throughout the refranchising process that provide for a more robust unit growth pipeline than otherwise achievable; and third, a more efficient G&A structure
    Our objective is to be asset light as we navigate market forces in the near term – and we will adjust the rate, pace and sequence of refranchising efforts to balance impact to earnings, as we await accelerated new unit openings from incremental development agreements and natural G&A reductions
    We will provide updates throughout 2023, and plan to execute deals with existing Jack in the Box franchisees early in the year – as well as assess further deals patiently to ensure we maximize development potential as well as transaction value

Brand Segment Guidance

  Jack in the Box expects positive net unit growth in 2023, led by 25-30 gross openings
  Del Taco expects 8-12 gross openings in 2023
  FY 2023 Same Store Sales of Low Single Digits for both Jack in the Box and Del Taco
  FY 2023 Restaurant Level Margin Outlook
    Jack in the Box Restaurant Level Margin is expected to be 18-20%, which includes high single digit price increases and is impacted negatively by 125 bps due to the remaining Evolving Markets
    Del Taco Restaurant Level Margin is expected to be 14-16%, which includes high single digit price increases
  FY 2023 Franchise Level Margin Outlook
    Jack in the Box Franchise Level Margin is expected to be 40-41%, which includes digital and restaurant level technology investments such as a new POS system as well as other technology platforms and applications to support future sales growth, operations and unit-level profitability. These investments are expected to pressure Operating EPS by $0.22 in FY 2023.
    Del Taco Franchise Level Margin is expected to be ~41%

Conference Call

The Company will host a conference call for analysts and investors on Tuesday, November 22, 2022, beginning at 10:00 a.m. PT (1:00 p.m. ET). The call will be webcast live via the Investors section of the Jack in the Box company website at http://investors.jackinthebox.com. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days. The call can be accessed via phone by dialing (888) 330-2508 and using ID 4115265.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation's largest hamburger chains with more than 2,180 restaurants across 21 states, and Del Taco®, the second largest Mexican-American QSR chain by units in the U.S. with approximately 600 restaurants across 15 states. For more information on both brands, including franchising opportunities, visit www.jackinthebox.com and www.deltaco.com.
Category: Earnings

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goals,” “guidance,” “intend,” “plan,” “project,” “may,” “will,” “would” and similar expressions. These statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate. These estimates and assumptions involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. Factors that may cause our actual results to differ materially from any forward-looking statements include, but are not limited to: the success of new products, marketing initiatives and restaurant remodels and drive-thru enhancements; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, risks relating to expansion into new markets and successful franchise development; the ability to attract, train and retain top-performing personnel, litigation risks; risks associated with disagreements with franchisees; supply chain disruption; food-safety incidents or negative publicity impacting the reputation of the company's brand; increased regulatory and legal complexities, risks associated with the amount and terms of the securitized debt issued by certain of our wholly owned subsidiaries; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission, which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)
(Unaudited)

	12 Weeks Ended	13 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Revenues:
Company restaurant sales	$214,474	$95,634	$701,070	$387,766
Franchise rental revenues	80,668	84,386	340,391	346,634
Franchise royalties and other	56,906	49,264	216,821	204,725
Franchise contributions for advertising and other services	50,725	49,170	209,801	204,545
	402,773	278,454	1,468,083	1,143,670
Operating costs and expenses, net:
Food and packaging	66,182	29,630	216,345	113,006
Payroll and employee benefits	70,249	30,306	232,250	119,033
Occupancy and other	43,701	16,456	135,803	61,743
Franchise occupancy expenses	51,411	52,016	215,609	214,913
Franchise support and other costs	3,796	3,716	16,490	13,052
Franchise advertising and other services expenses	53,308	51,361	218,272	210,328
Selling, general and administrative expenses	37,549	21,128	130,823	81,959
Depreciation and amortization	15,346	10,844	56,100	46,500
Pre-opening costs	480	450	1,110	775
Other operating expense (income), net	(21,450)	(5,080)	889	(3,382)
Gains on the sale of company-operated restaurants	(2,218)	(1,124)	(3,878)	(4,203)
	318,354	209,703	1,219,813	853,724
Earnings from operations	84,419	68,751	248,270	289,946
Other pension and post-retirement expenses, net	70	203	303	881
Interest expense, net	19,704	16,338	86,075	67,458
Earnings before income taxes	64,645	52,210	161,892	221,607
Income taxes	18,787	13,276	46,111	55,852
Net earnings	$45,858	$38,934	$115,781	$165,755

Net earnings per share:
Basic	$2.17	$1.81	$5.46	$7.40
Diluted	$2.17	$1.80	$5.45	$7.37

Weighted-average shares outstanding:
Basic	21,110	21,537	21,195	22,402
Diluted	21,162	21,594	21,245	22,478

Cash dividends declared per common share	$0.44	$0.44	$1.76	$1.68

JACK IN THE BOX INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	October 2, 2022	October 3, 2021
ASSETS
Current assets:
Cash	$108,890	$55,346
Restricted cash	27,150	18,222
Accounts and other receivables, net	103,803	74,335
Inventories	5,264	2,335
Prepaid expenses	16,095	12,682
Current assets held for sale	17,019	1,692
Other current assets	4,772	4,346
Total current assets	282,993	168,958
Property and equipment, at cost:
Land	86,134	105,393
Buildings	960,984	907,792
Restaurant and other equipment	163,527	112,959
Construction in progress	18,271	6,894
	1,228,916	1,133,038
Less accumulated depreciation and amortization	(810,752)	(810,124)
Property and equipment, net	418,164	322,914
Other assets:
Operating lease right-of-use assets	1,332,135	934,066
Intangible assets, net	12,324	470
Trademarks	283,500	—
Goodwill	366,821	47,774
Deferred tax assets	—	51,517
Other assets, net	226,569	224,438
Total other assets	2,221,349	1,258,265
	$2,922,506	$1,750,137
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt	$30,169	$894
Current operating lease liabilities	171,311	150,636
Accounts payable	66,271	29,119
Accrued liabilities	253,932	148,417
Total current liabilities	521,683	329,066
Long-term liabilities:
Long-term debt, net of current maturities	1,799,540	1,273,420
Long-term operating lease liabilities, net of current portion	1,165,097	809,191
Deferred tax liabilities	37,684	—
Other long-term liabilities	134,694	156,342
Total long-term liabilities	3,137,015	2,238,953
Stockholders’ deficit:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—
Common stock $0.01 par value, 175,000,000 shares authorized, 82,580,599 and 82,536,059 issued, respectively	826	825
Capital in excess of par value	508,323	500,441
Retained earnings	1,842,947	1,764,412
Accumulated other comprehensive loss	(53,982)	(74,254)
Treasury stock, at cost, 61,799,221 and 61,523,475 shares, respectively	(3,034,306)	(3,009,306)
Total stockholders’ deficit	(736,192)	(817,882)
	$2,922,506	$1,750,137

JACK IN THE BOX INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands) (Unaudited)

	52 Weeks Ended	53 Weeks Ended
	October 2, 2022	October 3, 2021
Cash flows from operating activities:
Net earnings	$115,781	$165,755
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	56,100	46,500
Amortization of franchise tenant improvement allowances and incentives	4,446	3,450
Amortization of debt issuance costs	5,496	5,595
Loss on extinguishment of debt	7,700	0
Tax deficiency (excess tax benefits) from share-based compensation arrangements	123	(1,160)
Deferred income taxes	7,857	8,008
Share-based compensation expense	7,122	4,048
Pension and postretirement expense	303	881
Losses (gains) on cash surrender value of company-owned life insurance	12,668	(12,753)
Gains on the sale of company-operated restaurants	(3,878)	(4,203)
Gains on the disposition of property and equipment	(30,533)	(6,888)
Impairment charges and other	8,219	2,889
Changes in assets and liabilities, excluding acquisitions and dispositions:
Accounts and other receivables	(18,143)	5,072
Inventories	304	(269)
Prepaid expenses and other current assets	(3,275)	(2,766)
Operating lease right-of-use assets and lease liabilities	2,593	(24,784)
Accounts payable	16,243	(3,091)
Accrued liabilities	(9,081)	28,990
Pension and postretirement contributions	(6,690)	(6,084)
Franchise tenant improvement allowance and incentive disbursements	(2,989)	(8,568)
Other	(7,484)	500
Cash flows provided by operating activities	162,882	201,122
Cash flows from investing activities:
Purchases of property and equipment	(46,475)	(41,008)
Proceeds from the sale and leaseback of assets	10,768	3,884
Acquisition of Del Taco, net of cash acquired	(580,793)	—
Proceeds from the sale of company-operated restaurants	6,391	1,827
Proceeds from the sale of property and equipment	31,161	11,742
Other	360	2,626
Cash flows used in investing activities	(578,588)	(20,929)
Cash flows from financing activities:
Borrowings on revolving credit facilities	68,000	—
Repayments of borrowings on revolving credit facilities	(18,000)	(107,875)
Proceeds from issuance of debt	1,100,000	—
Principal repayments on debt	(588,064)	(829)
Debt issuance costs	(20,599)	—
Dividends paid on common stock	(36,987)	(37,322)
Proceeds from issuance of common stock	51	6,647
Repurchases of common stock	(25,000)	(200,000)
Payroll tax payments for equity award issuances	(1,223)	(4,166)
Cash flows provided by (used in) financing activities	478,178	(343,545)
Net increase (decrease) in cash and restricted cash	62,472	(163,352)
Cash and restricted cash at beginning of year	73,568	236,920
Cash and restricted cash at end of year	$136,040	$73,568

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

The following table presents certain income and expense items included in our consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS DATA
(Unaudited)

	12 Weeks Ended	13 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Revenues:
Company restaurant sales	53.2%	34.3%	47.8%	33.9%
Franchise rental revenues	20.0%	30.3%	23.2%	30.3%
Franchise royalties and other	14.1%	17.7%	14.8%	17.9%
Franchise contributions for advertising and other services	12.6%	17.7%	14.3%	17.9%
	100.0%	100.0%	100.0%	100.0%
Operating costs and expenses, net:
Food and packaging (1)	30.9%	31.0%	30.9%	29.1%
Payroll and employee benefits (1)	32.8%	31.7%	33.1%	30.7%
Occupancy and other (1)	20.4%	17.2%	19.4%	15.9%
Franchise occupancy expenses (2)	63.7%	61.6%	63.3%	62.0%
Franchise support and other costs (3)	6.7%	7.5%	7.6%	6.4%
Franchise advertising and other services expenses (4)	105.1%	104.5%	104.0%	102.8%
Selling, general and administrative expenses	9.3%	7.6%	8.9%	7.2%
Depreciation and amortization	3.8%	3.9%	3.8%	4.1%
Pre-opening costs	—%	—%	—%	—%
Other operating expense (income), net	(5.3)%	(1.8)%	0.1%	(0.3)%
Gains on the sale of company-operated restaurants	(0.6)%	(0.4)%	(0.3)%	(0.4)%
Earnings from operations	21.0%	24.7%	16.9%	25.4%
Income tax rate (5)	29.1%	25.4%	28.5%	25.2%
____________________________
(1)	As a percentage of company restaurant sales.
(2)	As a percentage of franchise rental revenues.
(3)	As a percentage of franchise royalties and other.
(4)	As a percentage of franchise contributions for advertising and other services.
(5)	As a percentage of earnings from operations and before income taxes.

Jack in the Box system sales (in thousands):

	12 Weeks Ended	13 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Company-operated restaurant sales	$99,020	$95,634	$414,225	$387,766
Franchised restaurant sales (1)	871,464	914,827	3,696,817	3,767,574
Systemwide sales (1)	$970,484	$1,010,461	$4,111,042	$4,155,340
____________________________
(1)

Franchised restaurant sales represent sales at franchised restaurants and are revenues of our franchisees. System sales include company and franchised restaurant sales. We do not record franchised sales as revenues; however, our royalty revenues, marketing fees and percentage rent revenues are calculated based on a percentage of franchised sales. We believe franchised and system restaurant sales information is useful to investors as they have a direct effect on the company's profitability.

Del Taco systemwide sales (in thousands):

	12 Weeks Ended		52 Weeks Ended
	October 2, 2022	October 3, 2021 (1)	October 2, 2022 (1)	October 3, 2021 (1)
Company-operated restaurant sales	$115,454	$111,990	$484,347	$471,385
Franchised restaurant sales (2)	113,440	107,699	472,682	449,390
Systemwide sales (2)	$228,894	$219,689	$957,029	$920,775
____________________________
(1)	Del Taco has been presented on a pro forma basis and has been derived from unaudited financial information to conform to our fiscal year and is for informational purposes only.
(2)

Franchised restaurant sales represent sales at franchised restaurants and are revenues of our franchisees. Systemwide sales include company and franchised restaurant sales. We do not record franchised sales as revenues; however, our royalty revenues, marketing fees and percentage rent revenues are calculated based on a percentage of franchised sales. We believe franchised and systemwide restaurant sales information is useful to investors as they have a direct effect on the company's profitability.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

To supplement the consolidated financial statements, which are presented in accordance with GAAP, the company uses the following non-GAAP measures: Operating Earnings Per Share, Adjusted EBITDA, Restaurant-Level Margin and Franchise-Level Margin. Management believes that these measurements, when viewed with the company's results of operations in accordance with GAAP and the accompanying reconciliations in the tables below, provide useful information about operating performance and period-over-period changes, and provide additional information that is useful for evaluating the operating performance of the company's core business without regard to potential distortions.

Operating Earnings Per Share

Operating Earnings Per Share represents diluted earnings per share on a GAAP basis excluding acquisition, integration, and restructuring costs; COLI losses (gains), net, refranchising gains, gains on the sale of real estate to franchisees and pension and post-retirement benefit costs. Operating Earnings Per Share should be considered as a supplement to, not as a substitute for, analysis of results as reported under U.S. GAAP or other similarly titled measures of other companies. Management believes Operating Earnings Per Share provides investors with a meaningful supplement of the company’s operating performance and period-over-period changes without regard to potential distortions.

Below is a reconciliation of non-GAAP Operating Earnings Per Share to the most directly comparable GAAP measure, diluted earnings per share. Figures may not add due to rounding.

	12 Weeks Ended	13 Weeks Ended
	October 2, 2022	October 3, 2021
Diluted earnings per share – GAAP	$2.17	$1.80
Acquisition, integration, and restructuring costs	0.04	—
Net COLI losses (gains)	0.20	(0.04)
Refranchising gains	(0.08)	(0.04)
Gains on sale of real estate to franchisees	(1.01)	—
Pension and post-retirement benefit costs	—	0.01
Operating Earnings Per Share – non-GAAP (1)	$1.33	$1.73
____________________
(1)	Operating Earnings Per Share may not add due to rounding.
(2)

Beginning in the first quarter of 2022, we began excluding gains and losses driven by mark-to-market changes in the cash surrender value of COLI policies, net of a deferred compensation obligation supported by these policies as they are primarily driven by external market conditions. The prior period has been recast to conform to the current year presentation.

(3)

Beginning in the fourth quarter of fiscal 2022, we began excluding gains on the sale of real estate to franchisees since these transaction are not part of our core business operating activities. The prior period has been recast to conform to the current year presentation.

(4)

Beginning in the fourth quarter of fiscal 2022, we began excluding pension and postretirement benefit costs which include interest, expected return on plan assets, amortization of actuarial gains and losses, and prior service costs. These benefit cost components are excluded since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. The prior period has been recast to conform to the current year presentation.

Adjusted EBITDA

Adjusted EBITDA represents net earnings on a GAAP basis excluding income taxes, interest expense, net, gains or losses on the sale of company-operated restaurants, other operating expenses (income), net, depreciation and amortization, amortization of favorable and unfavorable leases and subleases, net and the amortization of franchise tenant improvement allowances and other. Adjusted EBITDA should be considered as a supplement to, not as a substitute for, analysis of results as reported under U.S. GAAP or other similarly titled measures of other companies. Management believes Adjusted EBITDA is useful to investors to gain an understanding of the factors and trends affecting the company's ongoing cash earnings, from which capital investments are made and debt is serviced.

Below is a reconciliation of non-GAAP Adjusted EBITDA to the most directly comparable GAAP measure, net earnings (in thousands).

	12 Weeks Ended	13 Weeks Ended
	October 2, 2022	October 3, 2021
Net earnings - GAAP	$45,858	$38,934
Income taxes	18,787	13,276
Interest expense, net	19,704	16,338
Gains on the sale of company-operated restaurants	(2,218)	(1,124)
Other operating income, net	(21,450)	(5,080)
Depreciation and amortization	15,346	10,844
Amortization of favorable and unfavorable leases and subleases, net	435	—
Amortization of franchise tenant improvement allowances and incentives	1,400	1,120
Adjusted EBITDA – non-GAAP	$77,862	$74,308

Restaurant-Level Margin

Restaurant-Level Margin is defined as company restaurant sales less restaurant operating costs (food and packaging, labor, and occupancy costs) and is neither required by, nor presented in accordance with GAAP. Restaurant-Level Margin excludes revenues and expenses of our franchise operations and certain costs, such as selling, general, and administrative expenses, depreciation and amortization, pre-opening costs, other operating expenses (income), net, gains or losses on the sale of company-operated restaurants, and other costs that are considered normal operating costs. As such, Restaurant-Level Margin is not indicative of the overall results of the company and does not accrue directly to the benefit of shareholders because of the exclusion of corporate-level expenses. Restaurant-Level Margin should be considered as a supplement to, not as a substitute for, analysis of results as reported under GAAP or other similarly titled measures of other companies. The company is presenting Restaurant-Level Margin because it believes that it provides a meaningful supplement to net earnings of the company's core business operating results, as well as a comparison to those of other similar companies. Management utilizes Restaurant-Level Margin as a key performance indicator to evaluate the profitability of company-operated restaurants.

Below is a reconciliation of non-GAAP Restaurant-Level Margin to the most directly comparable GAAP measure, earnings from operations (in thousands):

	Jack in the Box		Del Taco
	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Earnings from operations - GAAP	$82,563	$68,751	$1,856	$—
Franchise rental revenues	(78,868)	(84,386)	(1,801)	—
Franchise royalties and other	(51,395)	(49,264)	(5,511)	—
Franchise contributions for advertising and other services	(45,882)	(49,170)	(4,843)	—
Franchise occupancy expenses	49,658	52,016	1,753	—
Franchise support and other costs	3,461	3,716	336	—
Franchise advertising and other services expenses	48,412	51,361	4,896	—
Selling, general and administrative expenses	24,238	21,128	13,311	—
Other operating expense (income), net	(23,280)	(5,080)	1,829	—
Gains on the sale of company-operated restaurants	(2,218)	(1,124)	—	—
Depreciation and amortization	8,858	10,844	6,488	—
Pre-opening costs	477	450	3	—
Restaurant-Level Margin- Non-GAAP	$16,024	$19,242	$18,317	$—

Company restaurant sales	$99,020	$95,634	$115,454	$—

Restaurant-Level Margin % - Non-GAAP	16.2%	20.1%	15.9%	—%

Franchise-Level Margin

Franchise-Level Margin is defined as franchise revenues less franchise operating costs (occupancy expenses, advertising contributions, and franchise support and other costs) and is neither required by, nor presented in accordance with GAAP. Franchise-Level Margin excludes revenue and expenses of our company-operated restaurants and certain costs, such as selling, general, and administrative expenses, depreciation and amortization, other operating expenses (income), net, and other costs that are considered normal operating costs. As such, Franchise-Level Margin is not indicative of the overall results of the company and does not accrue directly to the benefit of shareholders because of the exclusion of corporate-level expenses. Franchise-Level Margin should be considered as a supplement to, not as a substitute for, analysis of results as reported under GAAP or other similarly titled measures of other companies. The company is presenting Franchise-Level Margin because it believes that it provides a meaningful supplement to net earnings of the company's core business operating results, as well as a comparison to those of other similar companies. Management utilizes Franchise-Level Margin as a key performance indicator to evaluate the profitability of our franchise operations.

Below is a reconciliation of non-GAAP Franchise-Level Margin to the most directly comparable GAAP measure, earnings from operations (in thousands):

	Jack in the Box		Del Taco
	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Earnings from operations - GAAP	$82,563	$68,751	$1,856	$—
Company restaurant sales	(99,020)	(95,634)	(115,454)	—
Food and packaging	32,271	29,630	33,912	—
Payroll and employee benefits	32,608	30,306	37,642	—
Occupancy and other	18,117	16,456	25,583	—
Selling, general and administrative expenses	24,238	21,128	13,311	—
Other operating expense (income), net	(23,280)	(5,080)	1,829	—
Gains on the sale of company-operated restaurants	(2,218)	(1,124)	—	—
Depreciation and amortization	8,858	10,844	6,488	—
Pre-opening costs	477	450	3	—
Franchise-Level Margin - Non-GAAP	$74,614	$75,727	$5,170	$—

Franchise rental revenues	$78,868	$84,386	$1,801	$—
Franchise royalties and other	51,395	49,264	5,511	—
Franchise contributions for advertising and other services	45,882	49,170	4,843	—
Total franchise revenues	$176,145	$182,820	$12,155	$—

Franchise-Level Margin % - Non-GAAP	42.4%	41.4%	42.5%	—%

Contacts

Chris Brandon
Vice President of Investor Relations
619.902.0269